                                                                    EXHIBIT 99.1

(INSITUFORM-TECH)(INSU) Insituform Technologies, Inc. Reports First Quarter 2005 Results

    Chesterfield, MO - April 28, 2005 - Insituform Technologies, Inc. (Nasdaq National Market: INSU) today reported first quarter 2005 results.

    The Company reported net income of $0.4 million, or $0.01 per diluted share, for the first quarter of 2005 compared to $0.5 million, or $0.02 per diluted share, in the same period a year ago. The lower results primarily were due to continued unfavorable margins of certain projects in the Company's tunneling business. Partially offsetting the results in tunneling was improvement in rehabilitation.

    For the first quarter of 2005 compared to the same quarter of 2004, revenues in the rehabilitation segment increased $9.6 million to $105.2 million and gross profit increased by $3.5 million to $23.8 million. The gross profit margins in the rehabilitation segment were 22.6% in the first quarter of 2005 compared to 21.2% in the first quarter of 2004. Rehabilitation operating income was $5.1 million in the first quarter of 2005 compared to $1.7 million in the first quarter of 2004.

    The first quarter of 2005 presented short-term challenges, including work release delays in several areas, along with severe winter weather in the Southwest, Northeast, Canada and portions of Europe. However, improved margins in several North American and European regions as well as greater efficiencies from the Company's manufacturing operations contributed to the overall gross profit margin improvement. Offsetting margin improvement were effects of significant increases in commodity prices, particularly resin, in the first quarter of 2005 compared to the same period last year.

    The Company's TiteLiner(R) business experienced marginal declines in gross profit and operating income in the first quarter of 2005 compared to the same period in 2004. The favorable closeout of a significant foreign project in the first quarter of 2004 provided a benefit to that period's gross profit.

    The tunneling business recorded a $3.4 million operating loss in the first quarter of 2005 compared to operating income of $0.5 million in the first quarter of 2004. During the quarter, the business unit experienced production delays on several projects. In addition, the unit's performance was negatively impacted by the continuation of projects that encountered unfavorable gross margin developments in the fourth quarter of 2004.

    The Company paid $17.7 million as a normal, scheduled debt principal and interest payment in February 2005. Investments in working capital and fixed assets were significant in the first quarter of 2005, as the rehabilitation business grew. Specifically, the Company spent $7.6 million in capital expenditures and built CIPP Tube inventories to accommodate anticipated second quarter production. The Company's manufacturing operations produced a record volume of CIPP Tube in March for work commencing in second quarter of 2005. Receivables also increased $14.6 million with the surge of work completed toward the end of the first quarter of 2005.

    Total contract backlog at March 31, 2005 was $294.1 million, a decrease of $34.2 million from December 31, 2004. In the Rehabilitation segment, contract backlog was $181.4 million, reflecting a slight decrease of $9.0 million from December 31, 2004. Contract backlog increased in the TiteLiner(R) business by $4.7 million to $13.3 million. The tunneling segment experienced a decline in the first quarter of 2005 from December 31, 2004 of $29.9 million to $99.5 million, as a result of work being completed and more selective bidding practices.

    As compared to March 31, 2004, total contract backlog increased by $13.0 million. In the rehabilitation segment, contract backlog increased $39.0 million or 27.3%, from one year ago. In the Titeliner(R) segment, contract backlog increased $6.7 million, whereas tunneling's contract backlog decreased $32.6 million, from one year ago, for the reasons discussed above.

    Tom Rooney, President and Chief Executive Officer stated: "While tunneling profits remain an issue, I am confident that we are taking the steps necessary to address the challenges in our tunneling division. More importantly, I am very encouraged by trends in the rehabilitation sector, which turned in an improved performance despite sharply higher resin costs."

    Insituform Technologies, Inc. is a leading worldwide provider of proprietary technologies and services for rehabilitating sewer, water and other underground piping systems without digging and disruption. More information about the Company can be found on its Internet site at www.insituform.com.

    This news release contains forward-looking statements, which are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors which could affect results include, among others, the competitive environment for the Company's products and services, the availability of raw materials used in the Insituform(R) cured-in-place ("Insituform CIPP") process, increased competition upon expiration of the Company's patents or the inadequacy of one or more of its CIPP process patents to protect its operations, the geographical distribution and mix of the Company's work, the ability of the Company to attract business at acceptable margins, foreseeable and unforeseeable issues in projects that make it difficult or impossible to meet projected margins, the timely award or cancellation of projects, political circumstances impeding the progress of work, the Company's ability to remain in compliance with its financial covenants, the regulatory environment, the outcome of the Company's pending litigation and other factors set forth in reports and documents filed by the Company with the Securities and Exchange Commission from time to time. The Company does not assume a duty to update forward-looking statements. Please use caution and do not place reliance on forward-looking statements.

                          INSITUFORM TECHNOLOGIES, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                    (In thousands, except per share amounts)


                                         For the Three Months
                                            Ended March 31,
                                        2005               2004
                                        ----               ----
Revenues                               $136,277         $127,914
Cost of revenues                        110,178          102,547
Gross profit                             26,099           25,367
Selling, general and
  administrative                         23,458           21,992
Operating income                          2,641            3,375
Other (expense) income:
  Interest expense                       (1,876)          (2,168)
  Other                                      45             (164)
Total other expense                      (1,831)          (2,332)
Income before taxes
   on income                                810            1,043
Taxes on income                             283              425
Income before minority
  interests and equity in
  earnings                                  527              618
Minority interests                          (40)             (56)
Equity in losses of
  affiliated companies                      (87)             (60)
Net Income                                  400              502

Earnings per share:
  Basic:
    Net income                            $0.01             $0.02
  Diluted:
    Net income                            $0.01             $0.02

  Weighted-average common
    shares- basic                        26,745           26,488
  Weighted-average common
    and equivalent shares-
    diluted                              26,918           26,646

SEGMENT DATA
Revenues
  Rehabilitation                               $105,228           $95,629
  Tunneling                                      23,949            26,050
  TiteLiner                                       7,100             6,235
Total revenues                                 $136,277          $127,914

Gross profit
  Rehabilitation                                $23,807           $20,305
  Tunneling                                         265             2,946
  TiteLiner                                       2,027             2,116
Total gross profit                              $26,099           $25,367

Operating income (loss)
  Rehabilitation                                 $5,122            $1,727
  Tunneling                                      (3,399)              496
  TiteLiner                                         918             1,152
Total operating income                           $2,641            $3,375

                          INSITUFORM TECHNOLOGIES, INC.
                      CONSOLIDATED CONDENSED BALANCE SHEETS
                                 (In thousands)

                                 March 31, 2005   December 31, 2004
                                 --------------   -----------------
ASSETS
 CURRENT ASSETS
  Cash and cash equivalents            $55,497            $93,246
  Restricted cash                        1,801              1,705
  Receivables                           93,251             78,665
  Retainage                             26,078             25,655
  Costs and estimated earnings
    in excess of billings               33,929             34,789
  Inventories                           16,096             13,339
  Prepaid expenses and other assets     24,203             21,469
 TOTAL CURRENT ASSETS                  250,855            268,868
 PROPERTY, PLANT AND EQUIPMENT,
  less accumulated depreciation         94,409             90,846
 OTHER ASSETS
  Goodwill                             131,533            131,540
  Other assets                          17,585             17,567
 TOTAL OTHER ASSETS                    149,118            149,107

TOTAL ASSETS                          $494,382            $508,821

LIABILITIES AND STOCKHOLDERS' EQUITY
 CURRENT LIABILITIES
  Current maturities of long-term
    debt and line of credit            $15,778            $15,778
  Accounts payable and accrued
    expenses                            86,620             85,398
  Billings in excess of costs
    and estimated earnings              12,737             12,809
 TOTAL CURRENT LIABILITIES             115,135            113,985
 LONG-TERM DEBT, less current
    maturities                          80,767             96,505
 OTHER LIABILITIES                       6,684              6,848
 TOTAL LIABILITIES                     202,586            217,338
 MINORITY INTERESTS                      1,681              1,647
 TOTAL STOCKHOLDERS' EQUITY            290,115            289,836

TOTAL LIABILITIES AND
 STOCKHOLDERS' EQUITY                 $494,382           $508,821

                          INSITUFORM TECHNOLOGIES, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)


                                                     For the Three Months
                                                        Ended March 31,
                                                        ---------------
                                                        2005      2004
                                                        ----      -----
Cash flows from operating activities:
Net income                                               $ 400      $502

Adjustments to reconcile net cash provided
by operating activities:
  Depreciation                                           4,573     4,098
  Amortization                                             423       606
  (Gain) on sale of assets/investment                      (14)        -
  Write-off of debt issuance costs                           -       226
  Change in restricted cash related to
      operating activities                                 (96)      210
  Other                                                    441       859
  Deferred income taxes                                    -         (62)
  Changes in operating assets and liabilities          (18,988)    9,703
Net cash (used)/provided by operating activities       (13,261)   16,142
Cash flows from investing activities:
  Capital expenditures                                  (7,631)   (7,696)
  Proceeds from sale of fixed assets                        33       243
Net cash used by investing activities                   (7,598)   (7,453)
Cash flows from financing activities:
  Proceeds from stock option exercises                      26     2,770
  Principal payments on long-term debt                 (15,738)  (15,715)
  Change in restricted cash related to
    financing activities                                     -     4,602
  Deferred financing costs paid                              -      (633)
Net cash used in financing activities                  (15,712)   (8,976)
Effects of exchange rates on cash                       (1,178)     (127)
Net decrease in cash and cash
  equivalents                                          (37,749)     (414)
Cash and cash equivalents, beginning of period          93,246    93,865
Cash and cash equivalents, end of period                55,497    93,451


CONTACT:  Insituform Technologies, Inc.
          Christian G. Farman, Senior Vice President and CFO
          (636) 530-8000